Exhibit 10.45

Restricted Stock and Restricted Stock Unit Tandem Award
Terms and Conditions
Under
COTY INC. EQUITY AND LONG-TERM INCENTIVE PLAN
(As Amended and Restated April 8, 2013 and Effective as of the Effective Date)

This instrument (the “Terms and Conditions”) evidences the purchase by you (the “Participant”) from Coty Inc., a Delaware corporation (the “Company”), of shares of Restricted Stock and the grant to you by the Company of Restricted Stock Units pursuant to your proper election to participate in the Coty Platinum Plan in accordance with the election materials provided to you by the Company (the “Platinum Election”).  The purchase of that number of shares of Restricted Stock set forth in your Platinum Election (the “Restricted Shares”) and the grant of Restricted Stock Units pursuant to your purchase of the Restricted Shares (the “Restricted Stock Units” and, together with the Restricted Shares, the “Award”), is effective on the first Exercise Date following your Platinum Election (the “Grant Date”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated effective April 8, 2013 (the “Plan”). The Award and any Shares acquired hereunder are subject to the following terms and conditions:

1.

Restricted Stock Investment. Subject to the terms herein, the Participant hereby purchases as of the Grant Date the Restricted Shares at the Fair Market Value per Share. Such purchase shall be null and void and have no further effect unless full payment for the Restricted Shares has been delivered to the Company no later than the Grant Date.

(a)

Section 83(b) Election. As a condition to this purchase, the Participant, if a United States taxpayer, shall no later than thirty (30) days after the Grant Date file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code on the form provided to the Participant for this purpose and deliver a copy of such election to the Company.

(b)

Restriction Period. The Restricted Period for Restricted Shares is the five-year period commencing on the Investment Date; provided, that a Participant’s Restriction Period shall immediately end upon the Participant’s termination of Service for any reason. After the Restriction Period, the Restricted Shares are referred to the Plan and this Agreement as the “Owned Shares.”

	(c)	Transferability. The Restricted Shares may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant at any time.

(d)

Custody of Restricted Stock. During the Restricted Period, the Shares of Restricted Stock shall be held for the benefit of the Participant in an account as may be designated by the Committee and monitored by the Company in accordance with the procedures designated by the Committee.

	(e)	Dividends and Other Distributions. The Participant shall receive regular dividends, dividend equivalents and other distributions paid on the Restricted Shares.

	(f)	Voting Rights. The Participant may exercise all voting rights with respect to the Restricted Shares.

2.	Restricted Stock Unit Grant. Subject to the terms herein, the Participant hereby is granted the Restricted Stock Units as of the Grant Date.

(a)

Settlement of Restricted Stock Units. Within fifteen (15) days after the Restricted Stock Units become vested pursuant to Section 2(b), the Company shall deliver to the Participant for each Restricted Stock Unit one Share (thereafter, an Owned Share).

	(b)	Restriction Period.

(i)

In General. Except as otherwise provided in Section 2(b)(ii), 2(b)(iii) or 2(c), the Restricted Stock Unit shall become fully vested upon the expiration of the Restricted Period so long as the Participant has not sold, transferred, pledged, assigned or otherwise alienated or hypothecated any underlying Restricted Shares during the Restricted Period.

(ii)

Change in Control. The Restriction Period shall immediately end and the Restricted Stock Units shall become fully vested if, within twelve months following a Change in Control, (i) the Participant is terminated by the Company or an employing Affiliate without Cause or (ii) the Participant resigns for Good Reason.

(iii)

Retirement, Death or Disability. If the Participant’s Service terminates due to Retirement, Disability or death, the Restriction Period shall immediately end and the Restricted Stock Units shall become vested with respect to the Applicable Fraction, and any remaining Restricted Stock Units will be forfeited and canceled. The “Applicable Fraction” means a fraction, the numerator of which is the number of complete days elapsed from the Grant Date of an Award to the date of the Participant’s termination of Service and the denominator of which is the number of days between the Grant Date and the date the Award was scheduled to become exercisable or otherwise vest.

(c)

Forfeiture. In the event the Participant’s Service terminates other than as provided in Section 2(b) above, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary any unvested Restricted Stock Units granted to the Participant shall be immediately forfeited.

(d)

Dividend Equivalents. During the Restriction Period, Restricted Stock Units shall be credited with regular dividend equivalents, dividend equivalents and other distribution equivalents paid on the underlying Shares. Such dividend equivalents, dividend equivalents and other distribution shall be subject to the same vesting conditions as the underlying Restricted Stock Units, and shall be paid within 30 days following the end of the Restriction Period.

	(e)	Voting Rights. The Participant shall have no voting rights with respect to Restricted Stock Units unless and until such Restricted Stock Units are settled in delivery of Shares.

	(f)	Nontransferability.

(i)

Awards. Except as provided in Section 2(f)(i), during the Restricted Period, (i) no Restricted Stock Unit granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and (ii) all rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(ii)

Successors. Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with this Section 2(f)(ii), and shall be subject in all respects to these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

3.	Securities Law Requirements.

(a)

If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)

No Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

4.

No Limitation on Rights of the Company. The grant of the Award does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

5.

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.

6.

Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
Two Park Avenue
17th Floor
New York, New York 10016
Attention: General Counsel

Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under these Terms and Conditions by giving such other party written notice of such change, in accordance with the procedures described above.

7.

Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

8.

Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

9.

Plan and Terms and Conditions Not a Contract of Employment or Service. Neither the Plan nor these Terms and Conditions are a contract of employment or Service, and no terms of the Participant’s employment or Service will be affected in any way by the Plan, these Terms and Conditions or related instruments, except to the extent specifically expressed therein. Neither the Plan nor these Terms and Conditions will be construed as conferring any legal rights on the Participant to continue to be employed or remain in Service with the Company, nor will it interfere with any Company Party’s right to discharge the Participant or to deal with him or her regardless of the existence of the Plan, these Terms and Conditions or the Award.

10.

Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

11.	Amendment of the Agreement. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

12.

Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

13.

Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

14.

Section 409A. The Award pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By:	/s/ Jules Kaufman
Name: Jules Kaufman
Title: SVP, General Counsel and Secretary